Exhibit 99.1

The Hanover Reports Record First Quarter Net Income and

Operating Income of $5.20 and $5.25 per Diluted Share, Respectively;

Record Net and Operating Return on Equity of 20.9% and 20.3%, Respectively

First Quarter Highlights

•
Combined ratio of 91.7%; combined ratio, excluding catastrophes(1), of 85.4%
•
Catastrophe losses of $98.9 million, or 6.3 points of the combined ratio
•
Net premiums written increase of 3.2%*
•
Renewal price increases(2) of 8.6% in Core Commercial, 8.4% in Personal Lines, and 4.6% in Specialty
•
Rate increases(2) of 7.5% in Core Commercial, 4.3% in Personal Lines, and 2.4% in Specialty
•
Loss and loss adjustment expense (LAE) ratio of 61.0%, 2.3 points below the prior-year quarter
•
Current accident year loss and LAE ratio, excluding catastrophes(3), of 56.3%, 2.0 points below the prior-year quarter
•
Net investment income of $126.9 million, up 19.6% from the prior-year quarter
•
Book value per share of $101.86, up 1.0% from December 31, 2025; excluding net unrealized depreciation on fixed maturity investments, net of tax(4), book value per share increased 2.8%

WORCESTER, Mass., April 29, 2026 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $186.8 million, or $5.20 per diluted share, in the first quarter of 2026, compared to $128.2 million, or $3.50 per diluted share, in the prior-year quarter. Operating income(5) was $188.5 million, or $5.25 per diluted share, in the first quarter of 2026, compared to $141.8 million, or $3.87 per diluted share, in the prior-year quarter. The company reported net and operating return on equity(6) of 20.9% and 20.3%, respectively, in the first quarter of 2026.

“We delivered excellent first quarter results, with an operating return on equity of over 20% while generating balanced top‑line growth and building for the future,” said John C. Roche, president and chief executive officer at The Hanover. “Our performance underscores disciplined execution and the cumulative impact of prior pricing and property underwriting actions that are now bearing fruit. In Personal Lines, we sustained strong margins, delivering solid growth and demonstrating the effectiveness of our state‑specific growth strategies. Core Commercial performance remained strong, with healthy margins, resilient pricing, and balanced and accelerating premium growth, particularly in Small Commercial. Specialty once again delivered exceptional profitability and robust premium increases in targeted segments - Management Liability, Surety, Specialty GL and E&S - as our team navigated pockets of soft property market conditions through pricing rigor and a continued focus on disciplined risk selection. Supported by strong recent results, a diversified portfolio, and an experienced, agile team, we remain focused on executing effectively and delivering strong returns in a dynamic market environment.”

(1) See information about this and other non-GAAP measures and definitions, including Operating Income and Operating Return on Equity in the headline, used throughout this press release on the final pages of this document.

*Unless otherwise stated, net premiums written growth and other growth comparisons are to the same period of the prior year.

The Hanover Insurance Group, Inc. may also be referred to as “The Hanover” or “the company” interchangeably throughout this press release.

“We are extremely pleased with our financial metrics this quarter, including first quarter record operating earnings per share of $5.25 and a combined ratio of 91.7%,” said Jeffrey M. Farber, executive vice president and chief financial officer at The Hanover. “Our ability to sustain strong underwriting margins is evident in the 2.4-point improvement in our ex-CAT combined ratio compared to the prior-year quarter. Once again, we delivered strong net investment income, with growth of nearly 20%, as higher cash flows and yields continued to propel our growing earnings base. Our reserve position remains robust, demonstrated by favorable prior-year development across all major segments. We continue to deploy capital thoughtfully, including the repurchase of 580,000 shares, totaling $101 million year-to-date through April 28th – further augmenting the long-term value of our organization."

First Quarter 2026 Highlights

	Three months ended
	March 31
($ in millions, except per share data)	2026	2025
Net premiums written	$1,559.7	$1,510.8
Growth	3.2%	3.9%
Net premiums earned	$1,570.6	$1,508.5

Current accident year loss and LAE ratio, excluding catastrophes	56.3%	58.3%
Prior-year development ratio	(1.6)%	(1.3)%
Catastrophe ratio	6.3%	6.3%
Expense ratio(7)	30.7%	30.8%
Combined ratio	91.7%	94.1%
Combined ratio, excluding catastrophes	85.4%	87.8%
Current accident year combined ratio, excluding catastrophes	87.0%	89.1%

Net income	$186.8	$128.2
per diluted share	5.20	3.50
Operating income	188.5	141.8
per diluted share	5.25	3.87

Book value per share	$101.86	$84.56
Ending shares outstanding (in millions)	35.1	36.0

First Quarter Operating Highlights

Core Commercial

Core Commercial operating income before income taxes was $74.8 million in the first quarter of 2026, compared to $26.8 million in the first quarter of 2025. The Core Commercial combined ratio was 96.6%, compared to 103.4% in the prior-year quarter. Catastrophe losses in the first quarter of 2026 were $30.4 million, or 5.4 points of the combined ratio, inclusive of $52.1 million, or 9.2 points, of current year losses, and $21.7 million, or 3.8 points, of favorable prior-year catastrophe reserve development primarily driven by lower-than-estimated frequency of large losses, primarily from 2025 events. This compared to catastrophe losses of $46.0 million, or 8.5 points, in the prior-year quarter.

First quarter 2026 results included net favorable prior-year reserve development, excluding catastrophes, of $1.6 million, or 0.3 points, compared to $1.3 million, or 0.2 points, in the first quarter of 2025.

Core Commercial current accident year combined ratio, excluding catastrophes, decreased 3.6 points, to 91.5% in the first quarter of 2026, compared to 95.1% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, was 58.8%, 2.9 points lower than the prior-year quarter, primarily driven by lower property large losses in the first quarter of 2026, compared to elevated levels in the first quarter of 2025.

The expense ratio decreased by 0.7 points, to 32.7%, in the first quarter of 2026, compared to the prior-year quarter, primarily reflecting fixed cost leverage from earned premium growth.

Net premiums written were $630.4 million in the first quarter of 2026, up 4.3% from the prior-year quarter, reflecting growth of 6.4% in small commercial and 1.5% in middle market, both accelerating from the fourth quarter of 2025. Core Commercial renewal price increases averaged 8.6%, including average rate increases of 7.5%.

The following table summarizes premiums and the components of the combined ratio for Core Commercial:

	Three months ended
	March 31
($ in millions)	2026	2025
Net premiums written	$630.4	$604.6
Growth	4.3%	3.8%
Net premiums earned	563.8	541.0
Operating income before taxes	74.8	26.8
Loss and LAE ratio	63.9%	70.0%
Expense ratio	32.7%	33.4%
Combined ratio	96.6%	103.4%
Prior-year development ratio	(0.3)%	(0.2)%
Catastrophe ratio	5.4%	8.5%
Combined ratio, excluding catastrophes	91.2%	94.9%
Current accident year combined ratio, excluding catastrophes	91.5%	95.1%

Specialty

Specialty operating income before income taxes was $84.0 million in the first quarter of 2026, compared to $64.6 million in the first quarter of 2025. The Specialty combined ratio was 84.2%, compared to 87.7% in the prior-year quarter. Catastrophe losses in the first quarter of 2026 were $9.6 million, or 2.7 points of the combined ratio, inclusive of $15.4 million, or 4.3 points, of current year losses, and $5.8 million, or 1.6 points, of favorable prior-year catastrophe reserve development. This compared to catastrophe losses of $14.7 million, or 4.3 points, in the prior-year quarter.

First quarter 2026 results included net favorable prior-year reserve development, excluding catastrophes, of $14.2 million, or 3.9 points, with widespread favorability. Net favorable prior-year reserve development, excluding catastrophes, was $15.9 million, or 4.7 points, in the first quarter of 2025.

Specialty current accident year combined ratio, excluding catastrophes, decreased 2.7 points, to 85.4% in the first quarter of 2026, from 88.1% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, of 49.0% in the first quarter of 2026 decreased 2.1 points compared to the prior-year quarter, primarily driven by lower property losses.

The expense ratio decreased by 0.6 points, to 36.4%, in the first quarter of 2026, compared to the prior-year quarter, primarily reflecting fixed cost leverage from earned premium growth.

Net premiums written were $366.7 million in the first quarter of 2026, up 2.3% from the prior-year quarter. Specialty renewal price increases averaged 4.6%, including average rate increases of 2.4%.

The following table summarizes premiums and the components of the combined ratio for Specialty:

	Three months ended
	March 31
($ in millions)	2026	2025
Net premiums written	$366.7	$358.3
Growth	2.3%	5.4%
Net premiums earned	359.9	339.6
Operating income before taxes	84.0	64.6
Loss and LAE ratio	47.8%	50.7%
Expense ratio	36.4%	37.0%
Combined ratio	84.2%	87.7%
Prior-year development ratio	(3.9)%	(4.7)%
Catastrophe ratio	2.7%	4.3%
Combined ratio, excluding catastrophes	81.5%	83.4%
Current accident year combined ratio, excluding catastrophes	85.4%	88.1%

Personal Lines

Personal Lines operating income before income taxes was $89.2 million in the first quarter of 2026, compared to $94.2 million in the first quarter of 2025. The Personal Lines combined ratio was 91.5%, compared to 89.7% in the prior-year quarter. Catastrophe losses in the first quarter of 2026 were $58.9 million, or 9.1 points of the combined ratio, inclusive of $80.2 million, or 12.4 points, of current year losses, and $21.3 million, or 3.3 points, of favorable prior-year catastrophe reserve development primarily due to lower-than-estimated loss severity, largely from 2025 events. This compared to catastrophe losses of $34.9 million, or 5.6 points of the combined ratio, in the prior-year quarter.

First quarter 2026 results included net favorable prior-year reserve development, excluding catastrophes, of $9.2 million, or 1.4 points, with favorability in both homeowners and personal auto, compared to $2.8 million, or 0.4 points, in the first quarter of 2025.

Personal Lines current accident year combined ratio, excluding catastrophe losses, decreased 0.7 points, to 83.8%, in the first quarter of 2026, from 84.5% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, decreased 1.1 points from the prior-year quarter, to 58.1%, driven by the continued benefit of earned pricing outpacing loss trends and lower property claims frequency in homeowners during the quarter.

The expense ratio increased by 0.4 points, to 25.7%, in the first quarter of 2026, compared to the prior-year quarter, primarily reflecting the timing of variable agency compensation expenses.

Net premiums written were $562.6 million in the first quarter of 2026, up 2.7% compared to the prior-year quarter. The increase was primarily due to higher new business. Personal Lines renewal price increases averaged 8.4%, including average rate increases of 4.3%. Policies in force (PIF) in the first quarter of 2026 were flat compared to the fourth quarter of 2025.

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three months ended
	March 31
($ in millions)	2026	2025
Net premiums written	$562.6	$547.9
Growth	2.7%	3.0%
Net premiums earned	646.9	627.9
Operating income before taxes	89.2	94.2
Loss and LAE ratio	65.8%	64.4%
Expense ratio	25.7%	25.3%
Combined ratio	91.5%	89.7%
Prior-year development ratio	(1.4)%	(0.4)%
Catastrophe ratio	9.1%	5.6%
Combined ratio, excluding catastrophes	82.4%	84.1%
Current accident year combined ratio, excluding catastrophes	83.8%	84.5%

Investments

Net investment income was $126.9 million in the first quarter of 2026, an increase of 19.6% from the prior-year quarter, primarily due to the continued investment of cashflows from operations, the impact of higher earned yields on the fixed maturity investment portfolio, and higher partnership income. Total pre-tax earned yield on the investment portfolio for the first quarter of 2026 was 4.50%, up from 4.14% in the prior-year quarter. The average pre-tax earned yield on fixed maturities was 4.42% for the first quarter of 2026, up from 4.08% in the prior-year quarter.

Net realized and unrealized investment losses recognized in earnings were $2.3 million in the first quarter of 2026. This compared to net realized and unrealized investment losses recognized in earnings of $17.8 million in the first quarter of 2025.

The company held $11.0 billion in cash and invested assets at March 31, 2026. Fixed maturities and cash represented approximately 93% of the investment portfolio. Approximately 95% of the company’s fixed maturity portfolio is rated investment grade. As of March 31, 2026, net unrealized losses on the fixed maturity portfolio were $235.6 million before income taxes, compared to $149.2 million at December 31, 2025.

Shareholders’ Equity and Capital Actions

At March 31, 2026, book value per share was $101.86, up 1.0% from December 31, 2025, driven by strong earnings, partially offset by an increase in the unrealized loss position on the fixed maturity portfolio, share repurchases, and the ordinary quarterly cash dividends. Book value per share, excluding net unrealized depreciation on fixed maturity investments, net of tax, was $107.14 at March 31, 2026, up 2.8% from December 31, 2025.

At March 31, 2026, operating insurance company’s statutory capital and surplus was $3.54 billion, compared to $3.34 billion at December 31, 2025.

Year-to-date, through April 28, 2026, the company repurchased approximately 580,000 shares of common stock, totaling approximately $101 million, of which approximately 503,000 were purchased during the first quarter of 2026, totaling approximately $87 million, with the remaining balance purchased through a 10b5-1 plan during April. The company has approximately $72 million of remaining capacity under its existing share repurchase program.

Earnings Conference Call

The company will host a conference call to discuss its first quarter results on Thursday, April 30, at 10:00 a.m. E.T. A presentation will accompany the prepared remarks and has been posted on The Hanover’s website. Interested investors and others can listen to the call and access the presentation through The Hanover's website, located in the “Investors” section at www.hanover.com. Investors may access the conference call by dialing 1-844-413-3975 in the U.S. and 1-412-317-5458 internationally. Webcast participants should go to the website 15 minutes early to register, download and install any necessary audio software. A re-broadcast of the conference call will be available on The Hanover’s website approximately two hours after the call.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agent partners, the company offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contact Information

Investors: Oksana Lukasheva olukasheva@hanover.com 1-508-525-6081	Media: Emily P. Trevallion etrevallion@hanover.com 1-508-855-3263

Definition of Segments

Continuing operations include four reporting segments: Core Commercial, Specialty, Personal Lines and Other. The Core Commercial segment includes commercial multiple peril, commercial automobile, workers’ compensation and other core commercial lines coverages provided to small and mid-sized businesses. The Specialty segment includes four divisions of business: marine and industrial property, professional and executive lines (such as management and professional liability), E&S and alternative markets, and surety and other. E&S and alternative markets includes coverages such as excess and surplus lines, program business (providing commercial insurance to markets with specialized coverage or risk management need related to groups of similar businesses), and specialty general liability coverage. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Other segment primarily includes the operations of the holding company, and our run-off direct asbestos and environmental business, run-off voluntary assumed property and casualty pools business, and run-off product liability business.

Financial Supplement

The Hanover's first quarter news release and financial supplement are available in the “Investors” section of the company’s website at hanover.com.

The Hanover Insurance Group, Inc.
Consolidated Statements of Income	Three months ended
	March 31
($ in millions)	2026	2025
Revenues
Premiums earned	$1,570.6	$1,508.5
Net investment income	126.9	106.1
Net realized and unrealized investment gains (losses):
Net realized losses from sales and other	(4.9)	(18.8)
Net change in fair value of equity securities and other	4.6	1.0
Impairments on investments:
Credit-related impairments	(1.6)	-
Losses on intent to sell securities	(0.4)	-
Total impairments on investments	(2.0)	-
Total net realized and unrealized investment losses	(2.3)	(17.8)
Fees and other income	6.2	6.4
Total revenues	1,701.4	1,603.2

Losses and expenses
Losses and loss adjustment expenses	957.6	955.3
Amortization of deferred acquisition costs	333.2	313.9
Interest expense	10.8	8.5
Other operating expenses	162.7	165.4
Total losses and expenses	1,464.3	1,443.1
Income before income taxes	237.1	160.1
Income tax expense	50.3	31.9
Net income	$186.8	$128.2

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheets
	March 31	December 31
($ in millions)	2026	2025
Assets
Total investments	$10,801.7	$10,382.7
Cash and cash equivalents	243.5	1,122.7
Premiums and accounts receivable, net	1,855.9	1,861.3
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,051.7	2,011.1
Other assets	1,491.6	1,484.5
Assets of discontinued businesses	83.3	83.6
Total assets	$16,527.7	$16,945.9
Liabilities
Loss and loss adjustment expense reserves	$7,911.1	$7,755.2
Unearned premiums	3,402.0	3,440.4
Short-term debt	50.1	375.0
Long-term debt	793.7	843.3
Other liabilities	693.9	851.9
Liabilities of discontinued businesses	106.5	108.6
Total liabilities	12,957.3	13,374.4
Total shareholders’ equity	3,570.4	3,571.5
Total liabilities and shareholders’ equity	$16,527.7	$16,945.9

The following is a reconciliation from operating income to net income(5)(8):

The Hanover Insurance Group, Inc.
	Three months ended March 31
	2026		2025
($ in millions, except per share data)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)
Operating income
Core Commercial	$74.8		$26.8
Specialty	84.0		64.6
Personal Lines	89.2		94.2
Other	2.2		0.8
Total	250.2		186.4
Interest expense	(10.8)		(8.5)
Operating income before income taxes	239.4	$6.67	177.9	$4.86
Income tax expense on operating income	(50.9)	(1.42)	(36.1)	(0.99)
Operating income after income taxes	188.5	5.25	141.8	3.87
Non-operating items:
Net realized losses from sales and other	(4.9)	(0.14)	(18.8)	(0.51)
Net change in fair value of equity securities and other	4.6	0.13	1.0	0.03
Impairments on investments:
Credit-related impairments	(1.6)	(0.04)	-	-
Losses on intent to sell securities	(0.4)	(0.01)	-	-
Total impairments on investments	(2.0)	(0.05)	-	-
Income tax benefit on non-operating items	0.6	0.01	4.2	0.11
Net income	$186.8	$5.20	$128.2	$3.50
Dilutive weighted average shares outstanding		35.9		36.6
Basic weighted average shares outstanding		35.2		36.0

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-Looking Statements

Certain statements in this document may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as: “believes,” “anticipates,” “expects,” “intends,” “may,” “projects,” “plan,” “likely,” “potential,” “targeted,” “forecasts,” “should,” “could,” “continue,” and other similar expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. The company cautions investors that any such forward-looking statements are estimates, beliefs, expectations and/or projections that involve significant judgment, are not guarantees and are not necessarily indicative of future performance. Actual results could differ materially from those anticipated. Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made and should understand the risks and uncertainties inherent in or particular to the company’s business. The company does not undertake the responsibility to update or revise such forward-looking statements, except as required by law. For a list of factors that could cause actual results to differ materially from those contained in the forward-looking statements in this document, see Part I – Item 1A of our 2025 Annual Report on Form 10-K.

Non-GAAP Financial Measures

As discussed on page 39 of the company’s Annual Report on Form 10-K for the year ended December 31, 2025, the company uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and income taxes, operating income per diluted share, and components of the combined ratio, both excluding and/or including catastrophe losses, prior-year reserve development and the expense ratio. Management believes these non-GAAP financial measures are important indications of the company’s operating performance. The definition of other non-GAAP financial measures and terms can be found in the 2025 Annual Report on pages 61-64.

Operating income and operating income per diluted share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized and unrealized investment gains (losses), gains and/or losses on the repayment of debt, other non-operating items, and results from discontinued operations. Net realized and unrealized investment gains (losses), which include changes in the fair value of equity securities still held, are excluded for purposes of presenting operating income, as they are, to a certain extent, determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses from disposals of businesses, gains and losses related to the repayment of debt, costs to acquire businesses, restructuring costs, the cumulative effect of accounting changes, and certain other items. Operating income is the sum of the segment income from: Core Commercial, Specialty, Personal Lines, and Other, after interest expense and income taxes. In reference to one of the company’s four reporting segments, “operating income” is the segment income before both interest expense and income taxes. The company also uses “operating income per diluted share” (which is after both interest expense and income taxes). Operating income per share is calculated by dividing operating income by the weighted average number of diluted shares of common stock. Operating loss per share is calculated by dividing operating loss by the weighted average number of basic shares of common stock due to antidilution. The company believes that metrics of operating income and operating income in relation to its four reporting segments provide investors with a valuable measure of the performance of the company’s continuing businesses because they highlight the portion of net income attributable to the core operations of the business. Net income is the most directly comparable GAAP measure for operating income (and operating income before income taxes) and measures of operating income that exclude the effects of catastrophe losses and/or prior-year reserve development. These non-GAAP measures should not be misconstrued as substitutes for net income determined in accordance with GAAP. A reconciliation of operating income to net income for the relevant periods is included on page 9 of this news release and in the Financial Supplement.

Operating return on average equity (ROE) is a non-GAAP measure. See end note (6) for a detailed explanation of how this measure is calculated. Operating ROE is based on non-GAAP operating income. In addition, the portion of shareholder equity attributed to unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is excluded. The company believes this measure is helpful in that it provides insight to the capital used by, and results of, the continuing business exclusive of interest expense, income taxes, and other non-operating items. These measures should not be misconstrued as substitutes for GAAP ROE, which is based on net income and shareholders’ equity of the entire company and without adjustments.

Book value per share is total shareholders’ equity divided by the number of common shares outstanding. Book value per share excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is a non-GAAP measure and is total shareholders’ equity excluding the after-tax effect of unrealized appreciation (depreciation) on fixed maturities and market risk divided by the number of common shares outstanding.

The company may provide measures of operating income and combined ratios that exclude the impact of catastrophe losses (which in all respects include prior accident year catastrophe loss development). A catastrophe is a severe loss, resulting from natural or manmade events including, but is not limited to, hurricanes, tornadoes and other windstorms, hail, flood, earthquakes, fires, drought, explosions, severe winter weather and other convective storms, riots, and terrorism. Due to the unique characteristics of each catastrophe loss, there is an inherent inability to reasonably estimate the timing or loss amount in advance. The company believes a separate discussion excluding the effects of catastrophe losses is meaningful to understand the underlying trends and variability of earnings, loss and combined ratio results, among others.

Prior accident year reserve development, which can either be favorable or unfavorable, represents changes in the company’s estimate of costs related to claims from prior years. Calendar year loss and loss adjustment expense (LAE) ratios determined in accordance with GAAP, excluding prior accident year reserve development, are sometimes referred to as “current accident year loss ratios.” The company believes a discussion of loss and combined ratios excluding prior accident year reserve development is helpful since it provides insight into both estimates of current accident year results and the accuracy of prior-year estimates.

The loss and combined ratios in accordance with GAAP are the most directly comparable GAAP measures for the loss and combined ratios calculated excluding the effects of catastrophe losses and/or prior-year reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses and/or prior-year reserve development should not be misconstrued as substitutes for the loss and/or combined ratios determined in accordance with GAAP.

Endnotes

(1)
Combined ratio, excluding catastrophes, and current accident year combined ratio, excluding catastrophes, are non-GAAP measures. These and other non-GAAP measures are used throughout this document. See the disclosure on the use of this and other non-GAAP measures under the headings “Forward-Looking Statements" and "Non-GAAP Financial Measures.” The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. A reconciliation of the GAAP combined ratio to the combined ratio, excluding catastrophes, and to the current accident year combined ratio, excluding catastrophes, is shown below.

	Three months ended
	March 31, 2026
	Core Commercial	Specialty	Personal Lines	Total
Total combined ratio (GAAP)	96.6%	84.2%	91.5%	91.7%
Less: Catastrophe ratio	5.4%	2.7%	9.1%	6.3%
Combined ratio, excluding catastrophe losses (non-GAAP)	91.2%	81.5%	82.4%	85.4%
Less: Prior-year reserve development ratio	(0.3)%	(3.9)%	(1.4)%	(1.6)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	91.5%	85.4%	83.8%	87.0%
	March 31, 2025
Total combined ratio (GAAP)	103.4%	87.7%	89.7%	94.1%
Less: Catastrophe ratio	8.5%	4.3%	5.6%	6.3%
Combined ratio, excluding catastrophe losses (non-GAAP)	94.9%	83.4%	84.1%	87.8%
Less: Prior-year reserve development ratio	(0.2)%	(4.7)%	(0.4)%	(1.3)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	95.1%	88.1%	84.5%	89.1%

(2)
Renewal price changes in Core Commercial and Specialty represent the average change in premium on renewed policies caused by the estimated net effect of base rate changes, discretionary pricing, specific inflationary changes or changes in policy level exposure or insured risks. Rate increases in Core Commercial and Specialty represent the average change in premium on renewed policies caused by the base rate changes, discretionary pricing, and inflation, excluding the impact of changes in policy level exposure or insured risks. Renewal price change in Personal Lines represents the average change in premium on policies charged at renewal caused by the net effects of filed rate, inflation adjustments or other changes in policy level exposure or insured risks, regardless of whether or not the policies are retained for the duration of their contractual terms. Rate change in Personal Lines is the estimated cumulative premium effect of approved rate actions applied to policies at renewal, regardless of whether or not policies are actually renewed. Accordingly, rate changes do not represent actual increases or decreases realized by the company. Personal Lines rate changes do not include inflation or changes in policy level exposure or insured risks.

(3)
Current accident year loss and LAE ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the loss and LAE ratio (loss ratio), excluding prior-year reserve development and catastrophe losses. The loss ratio (which includes losses, LAE, catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of the GAAP loss ratio to the current accident year loss ratio, excluding catastrophe losses.

	Three months ended
	March 31, 2026
	Core Commercial	Specialty	Personal Lines	Total
Total loss and LAE ratio	63.9%	47.8%	65.8%	61.0%
Less:
Prior-year reserve development ratio	(0.3)%	(3.9)%	(1.4)%	(1.6)%
Catastrophe ratio	5.4%	2.7%	9.1%	6.3%
Current accident year loss and LAE ratio, excluding catastrophes	58.8%	49.0%	58.1%	56.3%

	March 31, 2025
Total loss and LAE ratio	70.0%	50.7%	64.4%	63.3%
Less:
Prior-year reserve development ratio	(0.2)%	(4.7)%	(0.4)%	(1.3)%
Catastrophe ratio	8.5%	4.3%	5.6%	6.3%
Current accident year loss and LAE ratio, excluding catastrophes	61.7%	51.1%	59.2%	58.3%

(4)
Book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is a non-GAAP measure. Book value per share is the most directly comparable GAAP measure and is reconciled in the table below.

	Period ended
	December 31	March 31
	2025	2026
Book value per share	$100.90	$101.86
Less: Net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, per share	(3.31)	(5.28)
Book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$104.21	$107.14

Versus prior year-end
Change in book value per share		1.0%
Change in book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax		2.8%

(5)
Operating income and operating income per diluted share are non-GAAP measures. Operating income before income taxes, as referenced in the results of the reporting segments, is defined as, with respect to such segment, operating income before interest expense and income taxes. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, and to net income and net income per diluted share, respectively, is provided on the preceding pages of this news release.
(6)
Operating return on average equity (operating ROE) is a non-GAAP measure. Operating ROE is calculated by dividing annualized operating income after tax for the applicable period (see under the heading in this news release “Non-GAAP Financial Measures” and end note (5)), by average shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax, for the period presented. Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is also a non-GAAP measure. Total shareholders’ equity is the most directly comparable GAAP measure and is reconciled below. For the calculation of operating ROE, the average of beginning and ending shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is used for the period as shown and reconciled in the table below.

	Period Ended
($ in millions)	December 31	March 31
	2025	2026
Total shareholders' equity (GAAP)	$3,571.5	$3,570.4
Less: net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	(117.1)	(185.0)
Total shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$3,688.6	$3,755.4

Quarter Averages
Average shareholders' equity (GAAP)		$3,571.0
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax		$3,722.0

($ in millions)	Three months ended
March 31
Net Income ROE	2026
Net income (GAAP)	$186.8
Annualized net income*	747.2
Average shareholders' equity (GAAP)	$3,571.0
Return on equity	20.9%
Operating Income ROE (non-GAAP)
Operating income after taxes	$188.5
Annualized operating income, net of tax*	754.0
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$3,722.0
Operating return on equity	20.3%

*For three months ended March 31, 2026, annualized net income and operating income after taxes is calculated by multiplying three months ended net income and operating income after taxes, respectively, by 4.

(7)
Here, and throughout this document, the expense ratio is reduced by installment and other fee revenues for purposes of the ratio calculation.

(8)
The separate financial information of each reporting segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned reporting segments without consideration of interest expense on debt and on a pre-tax basis.